Exhibit 10.4

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

$100,000	La Jolla, California

June 30, 2013

FOR VALUE RECEIVED, the undersigned, Ehouse Global, Inc. a Nevada  corporation (the "Company" or “EHOS ”), agrees and promises to pay to Realty Capital Management Limited (the Note Holder), located at c/o Bleinham Trust , PO Box 3483, Road Town, Tortola, BVI or at such other place or places as the Holder may designate in writing, One Hundred Thousand Dollars ($100,000), in legal tender of the United States of America, in immediately available funds, on July 10  2014.

1.01

Senior Secured Convertible Note (hereinafter "Note") being sold is subject to the terms and conditions of this Agreement.

1.02

Consideration. The Payment for the Note will be escrowed and will be disbursed on the closing date upon all of the following actions taking place:

a.

Execution of this Agreement

b.

Delivery of Executed Share Exchange Agreement between Ehouse Global, Inc.and NutraLiquids LLC

c.

Delivery to escrow agent of 1,000,000 shares of restricted EHOS shares in the name of Realty Capital Management Limited.

d.

46,800,000 shares of restricted EHOS common stock distributed to NutraLiquids  LLC's Shareholder(s) (hereinafter "Shareholder") pursuant to the Share Exchange Agreement along with Stock Power-to be held in escrow in Event of Default

e.

Undated letter to the Company's Transfer Agent authorizing the transfer of all 46,800,000 shares of EHOS in the name of Shareholder in Event of Default.

1.03

Closing. The Closing is to take place on July 11, 2013.  As of closing, all representations and warranties of the parties shall be true and complete and shall not contain any material misstatements or omissions.

1.04

Escrow. The seller shall cause items 1.02 (a), (b), (d) and (e) to be placed in escrow with Gary B. Wolff, PC (New York, NY) and item 1.02 (c) will be placed in escrow by the Shareholder. The buyer will wire funds directly to Gary Wolff's escrow account. Upon the closing date the escrow agent will release funds to EHOS and deliver Items 1.02 (a), (b), (c) to the buyer. The Escrow Agent will maintain items 1.02 (d) and (e) in escrow for the term of the Note and return such items to the beneficial owner upon full repayment of the Note along with all interest due. However if EHOS is in default then items 1.02 (d) and (e) will be delivered to the Note Holder.

2.

Terms of the Senior Secured Convertible Note. Schedule A, also known as the Term Sheet, executed on July 11, 2013 describes full terms and are repeated below:

a.

Seniority of Note. This Note will be Senior to all Notes, Debentures and any Loan entered into by the Company for the term of the Note.

b.

Maturity: Is 365 Days from July 11, 2013. This Note is to Mature on July 10, 2014.

c.

Interest: 12 % per annum (US$12,000) payable quarterly (four quarterly payments of US$3,000).  The first payment is due 90 days from execution of this Promissory Note.

c.

Restricted Equity Kicker: The Company will issue 1,000,000 shares of restricted common stock from the Company treasury to Realty Capital Management Limited. These shares will have Piggyback Registration rights and may be sold under Rule 144 six months after issuance assuming Company is current in its filings with the Securities and Exchange Commission.

d.

Conversion Terms of Note upon event of Default: The Senior Secured Convertible Note is convertible into common stock at the rate of $0.001 per share or 100 Million shares of the Company’s Common Stock. However, such conversion can only take effect upon Default of the Senior Secured Convertible Note by the Company as outlined in the Section marked “Condition of Default” below.

e.

Prepayment of Note: The Company can prepay the Note within 180 days by paying 115% of the Principal due plus all accrued interest. From day 181 to 365 the Note can be pre-paid by paying 100% of the Note plus all accrued interest.

f.

Security for Secured Note: Shareholder will deposit 46,800,000 shares of common stock of Ehouse Global, Inc. into the escrow account of Gary B. Wolff, P. C. along with respective Stock Powers. In addition, Shareholder will execute a non-dated letter to the Transfer Agent stating that Shareholder is transferring the shares to the Note Holder upon the event of Default and will not block or attempt to block such transfer. The shares, the stock power and the letter to the Transfer Agent will be held in Escrow for the life of this Note. Once the Note plus all accrued interest is paid in full to the Note Holder then all the EHOS shares held in escrow will be returned to Shareholder and the letter to the Transfer Agent will be destroyed by the escrow agent. Shareholder will retain all shareholders rights to these shares while they are in Escrow (Voting Rights, Dividend Rights, Etc.). These shares will only be transferred to the Note Holder in the Event of Default.

e.

Rights and Preferences: Liquidation Preference: In the event of any liquidation, dissolution or winding up of the Company, the holders of Senior Secured Note will be entitled to be paid as follows: First, the holders of the Senior Secured Convertible Note shall be entitled to receive any unpaid and accrued interest. Second, the full amount of the Principal due on the Note.

g.

Condition of Default:  Consequences.  In the event of the occurrence of a Condition of Default (as defined), the Holder may declare the entire unpaid principal balance of the Note immediately due and payable at the place of payment, without presentment, protest, notice or demand, all of which are expressly waived.  The term "Condition of Default" shall mean:

(1)

the failure to pay any installment of interest due under the Note  within Thirty days after the day on which any such payment is due;

(2)

the failure to pay the principal amount due under the Note  within Thirty days after the day on which any such payment is due;

(3)

the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due or fail to generally pay its debts as they become due; an order, judgment or decree shall be entered for relief in respect of or adjudicating the Company or any of its subsidiaries bankrupt or insolvent; the Company or any of its subsidiaries shall petition or apply to any tribunal for the appointment of, or taking of possession by, a trustee, receiver, custodian, or liquidator or other similar official of the Company or any subsidiary or of any substantial part of any of their respective assets; the Company or any of its subsidiaries shall commence any proceeding relating to the Company or any subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or any such petition or application is filed or any such proceeding is commenced against the Company or any of its subsidiaries and such petition, application or proceeding is not dismissed within 60 days;

(4)

Any representation or warranty made by the Company herein is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice, or other writing furnished by the Company to the holder is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

h.

Event of Default: If any of the “Conditions of Default” are met then the Escrow Agent will deliver the 46,800,000 shares of EHOS held in Escrow to the Note Holder along with Stock Power, Letter to Transfer pre-signed and not dated from Shareholder and authority to transfer shares to Note Holder or Note Holders Nominee. At the same time, the Note Holder can demand that  Shareholder resign his official capacity with the Company.

In addition, upon Default The Note Holder can then convert the Senior Secured Convertible Note into Common stock of the company at $0.001 per share  (100 Million Shares).

i.

Limitation of Issuance of EHOS Shares: During the life of the Note. The Company will not issue Shareholder any additional Common shares or any type of Hybrid shares providing super voting preference over the Company’s Common Stock. In addition, the Company will not sell, transfer or issue in any respect the 1 Million shares of the Company’s preferred stock authorized without first seeking the written permission of the Note Holder which permission shall not unreasonably be withheld.

j.

Information and Registration Rights:

(1)

Information Rights,: The Company shall remain current with all its filings with the Securities & Exchange Commission.

(2)

Piggyback Registration: The Note Holder will be entitled to "piggyback" registration rights on registrations of the Company or on any demand registrations, subject to the right of the Company and its underwriters, in view of market conditions, to reduce or eliminate the number of shares of the Investors proposed to be registered.

(3)

Registration Expenses: All registration expenses (exclusive of underwriting discounts and commissions and special counsel fees of a selling shareholder) shall be borne by the Company.

3.

Use of Proceeds. EHOS  will utilize the proceeds received from the Note Holder for General Working Capital.

4.

Place and Manner of Payment.  All sums due under this Note are payable not later than 12:30 P.M., New York time, in legal tender of the United States of America current on the dates such sums or payments are respectively due, in immediately available funds, without offset or setoff.

5.

No Setoff, Etc.  The obligations of the Company to pay the principal balance due to the Note Holder shall be absolute and unconditional and the Company shall make such payment without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, setoff, recoupment, or counterclaim which the Company may have or assert against the Holder or any other person.

6.

Waiver of Presentment, Etc.  The Company waives presentment, demand, notice of dishonor, protest and notice of nonpayment and protest.

7.

Costs of Collection.  The Company shall pay all costs and expenses of collection incurred by the Note Holder, including reasonable attorneys' fees.

8.

Notices.

(a)

Any notice pursuant to this Note to be given or made by the Holder to or upon the Company shall be sufficiently given or made if sent by certified or registered mail, postage prepaid, addressed (until another address is sent by the Company to the Note Holder) as follows:

(b)

Any notice pursuant to the Note to be given or made by the Company to or upon the Note Holder shall be sufficiently given or made if sent by certified or registered mail, postage prepaid, addressed (until another address is sent by the Note Holder to the Company) to the address of the Note Holder set forth above.

11.

Register of Notes.  The Company shall keep at its principal office (or such other place the Company reasonably designates) a register for the registration of Notes.  Each transfer of the Notes and payment thereunder as well as the name and address of such holder of Notes shall be noted on the register of Notes.  The register shall be made available by the Company for review by the Holder or his agent during usual business hours of the Company.

12.

Modification and Waiver.  No modification or waiver of any provision of the Note, nor any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing signed by the Note Holder and then such modification or waiver shall be effective only in the specific instance for the specific purpose given.

13.

Neither failure of Note Holder to exercise nor any delay on the part of the Note Holder in exercising any right, remedy, discretion or power granted hereunder shall be or constitute a waiver thereof. The obligation herein set forth shall be binding upon Maker and successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

15.

 Maker hereby waives presentment for payment, protest and notice of protest and, except as otherwise specified herein, all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of the Note.

16.

Exclusivity. From the date of the last signature below and for the next 60 days, the Company shall not, and the Company shall cause its officers, directors, employees, advisers, representatives and other agents not to, enter into or continue any discussions or negotiations or make any agreement with any third party concerning a possible equity investment or loan or other type of funding, directly or indirectly.

17.

Confidentiality. The terms and conditions described in this Note including its existence shall be confidential information and shall not be disclosed by the undersigned parties to any third party.  If an undersigned party determines that it is required by law to disclose information regarding this Note or to file this Note with any regulatory or governmental authority, it shall, a reasonable time before making any such disclosure or filing, consult with the other undersigned parties regarding such disclosure or filing and use its best efforts to obtain confidential treatment for such portions of the disclosure or filing as may be requested by any of the other undersigned parties.

18.

Governing Law . This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the  State of Nevada, without giving effect to principles of conflicts of law.

Attest:

Ehouse Global, Inc.

By: /s/ Scott Corlett

Name: Scott Corlett

Chief Executive Officer

Date: _________________________